Exhibit 23.1

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-280668) of our report dated May 30, 2025, except for the matters described in Notes 2 and 13, as to which the date is June 24, 2025, relating to the consolidated financial statements of Bimergen Energy Corporation (the “Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ramirez Jimenez International CPAs

Irvine, California

June 24, 2025